UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 24, 2010

By Design, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52330	20-3305472
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2519 East Kentucky Ave. Denver, Colorado	80209
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (303)_660-6964

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

  CURRENT REPORT ON FORM 8-K

BY DESIGN, INC.

June 24, 2010

Item 3.02.     Unregistered Sales of Equity Securities.

On June 24, 2010, we sold an aggregate of 40,802,198 newly-issued shares of our common stock to 16 unaffiliated, non-U.S. investors, pursuant to separate stock subscription agreements (the form of which is filed as Exhibit 10.2 to this report).  We received total gross proceeds of approximately $262,679 in consideration for the sale of such shares.  We have applied all of these proceeds to the repayment of approximately $348,000 in debt owed to our former President and Chief Executive Officer, Deanie J. Underwood. She has agreed to forgive the remaining debt in consideration for the payment of these proceeds. We completed the sale of the newly-issued shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Regulation D and Regulation S promulgated thereunder.  No broker-dealer or other financial intermediary participated in the transaction.

Following the transaction described above, as of June 24, 2010, we have 50,000,000 outstanding shares of common stock.  No other shares of capital stock, warrants, stock options or other securities are outstanding.  We intend to amend our articles of incorporation to increase the total number of shares of common stock that we are authorized to issue from 50,000,000 shares to 500,000,000 shares of common stock to accommodate future transactions, although we have no current agreements or commitments with respect to any such transactions.

Item 5.01.   Changes in Control of Registrant.

On June 24, 2010, prior to the issuance of the newly-issued shares described above, Deanie J. Underwood, our President and Chief Executive Officer, and Bradley C. Underwood, a significant shareholder of our company, privately sold 5,358,242 shares of our common stock, constituting approximately 74.4% of our then outstanding shares, to certain unaffiliated, non-U.S. purchasers pursuant to separate stock purchase agreements (the form of which is filed as Exhibit 10.1 to this report).  As a result of the privately-negotiated sales, a change of control of our company occurred.

The unaffiliated purchasers purchased the shares for a total of approximately $100,000 in cash, inclusive of related acquisition costs.  The source of the funding for the cash payment was the general working capital of the various purchasers.

The terms of the purchase and sale transactions were as a result of arm’s-length negotiations between us and each of the purchasers.  Neither party had any relationship with the other prior to the transaction.

In connection with the change in control, Ms. Underwood, our sole officer, resigned from her positions.  Ms. Underwood also resigned as our sole director, with the resignation to take effect upon compliance by us with the provisions of Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 promulgated thereunder.  Gary S. Ohlbaum, the Group Managing Director of Nourican Trading Ltd., an international investment and advisory firm, was elected a director of our company and appointed to be our President, Chief Executive Officer and Chief Financial Officer.

The business focus of our company was not changed in connection with the transactions described above.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Gary S. Ohlbaum, age 55, was elected a director, and appointed to be our President, Chief Executive Officer and Chief Financial Officer, on June 24, 2010.  Since 1991, Mr. Ohlbaum has been the Group Managing Director of Nourican Trading Ltd., an investment and advisory firm focusing primarily on the restaurant franchising, telecommunications and real estate sectors within Central and Eastern Europe.  From 2004 to November 2007, he served as a board member of Industrogradnja d.d., a construction and real estate company located in Zagreb, Croatia.  In 2001 and 2002, he was the Chairman and Chief Executive Officer of RealTeck B.V., the first tower management company in Central and Eastern Europe, located in Prague, Czech Republic.  From 1995 to 2001, Mr. Ohlbaum acted as the Chief Executive Officer of European Food & Entertainment Concepts Limited, a franchisee of T.G.I. Friday’s in the Czech Republic, Slovakia, Slovenia, Austria, Hungary, Germany and Italy.

Mr. Ohlbaum has not engaged in a related party transaction with us during the last two years.

Item 9.01.   Financial Statements and Exhibits.

(d)           Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.                      Description

10.1                      Form of Stock Purchase Agreement.

10.2                      Form of Stock Subscription Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BY DESIGN, INC.

Date: June 24, 2010	By: /s/Gary S. Ohlbaum
Gary S. Ohlbaum
President, Chief Executive Officer and Chief Financial Officer